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                                                                    Exhibit 99.1

HEALTHSTAR CORP. ANNOUNCES THE ACQUISITION OF M2 LIMITED, A MULTILINGUAL MANAGEMENT AND LOCALIZATION SERVICES COMPANY

AVENTURA, Fla., and MONTGOMERY VILLAGE, Md., April 3 /PRNewswire/ -- HealthStar Corp. (OTC Bulletin Board: PPOS.OB) today announced the closing of its acquisition of all of the issued and outstanding common stock of M2 Limited ("M2"), a wholly owned subsidiary of Salesmation.com Inc., ("Salesmation"). The February 14, 2001 definitive agreement called for HealthStar to issue 4,000,000 new shares of its common stock to Salesmation and for M2 to be essentially debt free as of the closing. Pursuant to a March 15, 2001 amendment, the parties agreed that 1,500,000 of the shares issued to Salesmation will be held in escrow and subject to forfeiture pending M2 achieving certain financial benchmarks in consideration for M2 being permitted to have approximately $306,000 of debt. Specifically, the escrowed shares will be forfeited unless M2 achieves revenue and EBITDA in amounts either (i) equal to or greater than $2,000,000 and $88,000, respectively, for the six-months ending September 30, 2001; or (ii) equal to or greater than $4,500,000 and $277,000, respectively, for the twelve-months ending March 31, 2002. Revenues (audited) of M2 for its fiscal year ended August 31, 2000 were approximately $3,200,000. M2 incurred a net loss (audited) for its fiscal year of approximately $116,000.

Founded in 1979 as a producer of multimedia industrial training programs for the government and industries in Latin America, M2 now competes in the multilingual management and localization services sector, providing globalization and localization consulting services to international businesses. Building upon its 22 years of experience in the global marketplace and the core translation expertise of its Language Group, M2 now provides a full range of multilingual communication, management and consulting services, which enables its clients to deploy their products and services on a worldwide basis.

Upon the closing, M2 Limited became a wholly owned subsidiary of HealthStar. The transaction was structured as a tax-free exchange and was subject to customary conditions including the receipt of a fairness opinion satisfactory to HealthStar from a noted investment-banking firm, which was delivered to HealthStar prior to the closing. The transaction was not subject to the approval of HealthStar's shareholders. The HealthStar shares issued to Salesmation are subject to a lock-up provision pursuant to which the shares may not be sold, pledged or otherwise transferred for a period of one year from the closing. Salesmation has also agreed that HealthStar's Board of Directors will be vested with the right to vote the shares, to the extent permitted by applicable law, for as long as Salesmation owns the shares.

Upon closing, Edward M. Chism, resigned from his position as President and CEO of HealthStar but will remain as Chairman of the Board. Mr. Zirk Engelbrecht, who had previously served as a consultant to HealthStar, was appointed as HealthStar's new President and CEO and a director of its Board (replacing Dr. Luis A. Queral who resigned from the Board earlier this year). Mr. Michael R. Pellet, President and Chief Executive Officer of M2, and Mr. Andre-Paul Pellet, Senior Vice President of M2 were named directors of HealthStar's Board.

Commenting on the acquisition, Mr. Engelbrecht, the new President and CEO of HealthStar, explained, "We believe that M2 Limited will benefit substantially from HealthStar's resources and access to the public markets. We also believe, having searched for nearly a year to redeploy


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HealthStar's cash after the sale of its operating subsidiaries in April of 2000, that M2 Limited provides the best combination of growth potential and relative stability for our shareholders."

M2 Limited's President and CEO, Michael R. Pellet, said, "The acquisition by HealthStar of M2 Limited gives us the financial resources and corporate leadership to continue to expand the depth and breadth of services to our existing clients while acquiring new clients. Specifically, we intend to increase our staff of account executives and project managers to allow greater client support, increase the on-site presence of project managers at our client's locations, develop additional translation resources and capabilities, and expand the application of the latest technology to the localization process. In short, we see our acquisition by HealthStar as a means to accelerate our growth."

This press release contains "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of HealthStar Corp. and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include, but are not limited to, fluctuation of operating results and the ability to compete successfully. HealthStar undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

For additional information on HealthStar Corp. please contact: Steven A. Marcus, Chief Financial Officer at 305-933-8779. For additional information on M2 Limited, please contact Michael Pellet at 301-977-4281.

SOURCE HealthStar Corp.; M2 Limited